Exhibit 99.8

Natural Alternatives International, Inc.

Announces 2022 Q4 and YTD Results

●	2022 Q4: $52.5 million Net Sales (+18%), $3.1 million Net Income, and $0.52 Diluted EPS

CARLSBAD, CALIF, September 21, 2022 /PRNewswire/ --Natural Alternatives International, Inc. ("NAI") (Nasdaq: NAII), a leading formulator, manufacturer, and marketer of customized nutritional supplements, today announced net income of $3.1 million, or $0.52 per diluted share, on net sales of $52.5 million for the fourth quarter of fiscal year 2022 compared to net income of $3.0 million, or $0.47 per diluted share, in the fourth quarter of the prior fiscal year.

Net sales during the three months ended June 30, 2022 increased $8.1 million, or 18.3%, to $52.5 million as compared to $44.4 million recorded in the comparable prior year period. During the same period, private-label contract manufacturing sales increased 25.6% to $49.9 million. Private-label contract manufacturing sales increased primarily due to sales to a new customer that sells meal replacement type products through retail e-commerce. The increase from this customer was partially offset by a reduction in sales to our largest customer. Sales backlog for the quarter ended June 30, 2022, totaled approximately $8.0 million primarily related to supply chain issues, labor shortages, and logistical constraints.

CarnoSyn® beta-alanine royalty, licensing and raw material sales revenue decreased 43.6% to $2.6 million during the fourth quarter of fiscal year 2022, as compared to $4.7 million for the fourth quarter of fiscal year 2021. The decrease in patent and trademark licensing and raw material revenues during the fourth quarter of fiscal 2022 was primarily due to decreased shipments to existing customers as a result of market and seasonal factors. In particular, Q4 fiscal 2021 CarnoSyn® sales benefited from an increase in athletic activities due to easing COVID restrictions resulting in our customers ramping up their sales activities and inventory levels.

Net income for fiscal year 2022 was $10.7 million, or $1.74 per diluted share, compared to net income of $10.8 million, or $1.69 per diluted share, for fiscal year 2021. Net income for fiscal year 2021 included a $0.9 million discrete tax benefit while the fiscal year 2022 did not have a corresponding discrete item.

Net sales during the year ended June 30, 2022, decreased $7.6 million, or 4.2%, to $171.0 million as compared to $178.5 million recorded in the comparable prior year. During the year ended June 30, 2022, private-label contract manufacturing sales decreased $9.5 million, or 5.8%, from the comparable period last year. CarnoSyn® beta-alanine royalty, licensing and raw material sales revenue increased 13.8% to $16.2 million during the year ended June 30, 2022, as compared to $14.2 million in the prior year ended June 30, 2021.

Based on our current sales order volumes, sales backlog and forecasts we have received from our customers, we anticipate our fiscal 2023 consolidated net sales will increase between 10.0% and 15.0% as compared to fiscal 2022. We also anticipate we will generate operating income between 5.0% and 7.0% of net sales for our fiscal year ending June 30, 2023. While sales are expected to increase during fiscal 2023 when compared to fiscal 2022, we anticipate operating income will be negatively impacted by changes in sales mix and increased operational costs primarily due to increased labor and supply chain costs and other inflationary factors. We anticipate current inflation rates will have a negative impact on our fiscal 2023 operations and we are monitoring the drivers and working with suppliers and customers to mitigate the impact on our results. There can be no assurance our expectations of an increase in net sales or operating income levels will actually occur or if they do the results will be in the amounts anticipated.

As of June 30, 2022, we had cash of $21.8 million and working capital of $53.5 million, compared to $32.1 million and $58.3 million respectively, as of June 30, 2021. As of June 30, 2022, we had $20.0 million available under our line of credit agreement.

Mark A. Le Doux, Chairman and Chief Executive Officer of NAI stated, “We are proud of finishing the fourth quarter of fiscal 2022 with a new record for quarterly sales and we are very grateful to the perseverance and dedication from our team to achieve this success, despite many on-going challenges. We have made significant strides in resolving our staffing shortfall in our domestic manufacturing operations; however, we continue to face challenges with the cost of labor and other rising operational costs related to inflation. We are diligently working with our supply chain and customers to look for ways to minimize the impact of these rising costs, but these obstacles and circumstances are not isolated to our company or industry.”

“While we anticipate sales growth during our next fiscal year, there are headwinds within our industry, like many others, indicating that consumer demand is slowing as a result of inflation. These challenges are causing consumers to make difficult decisions each month regarding where to allocate their disposable income.”

“Construction on our new manufacturing facility in Carlsbad, California is progressing, and we now anticipate this state-of-the art powder plant will be operational by the middle of our fiscal year 2023.”

“Finally, we are committed to delivering value for our shareholders as we repurchased 406,817 shares in fiscal 2022. We will continue to opportunistically buy back shares given our current valuation. While we see macro challenges across the economy ahead, our team is working hard across all departments to navigate these obstacles, deliver superior service for our customers and drive sales growth and profitability.”

An updated investor presentation will be posted to the investor relations page on our website later today (https://www.nai-online.com/our-company/investors/).

NAI, headquartered in Carlsbad, California, is a leading formulator, manufacturer and marketer of nutritional supplements and provides strategic partnering services to its customers. Our comprehensive partnership approach offers a wide range of innovative nutritional products and services to our clients including scientific research, clinical studies, proprietary ingredients, customer-specific nutritional product formulation, product testing and evaluation, marketing management and support, packaging and delivery system design, regulatory review and international product registration assistance. For more information about NAI, please see our website at http://www.nai-online.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that are not historical facts and information. These statements represent our intentions, expectations and beliefs concerning future events, including, among other things, our ability to develop, maintain or increase sales to new and existing customers, our ability to attract and retain sufficient labor, COVID-19 and related impacts on the availability of raw materials, our future revenue profits and financial condition, as well as future economic conditions and the impact of such conditions on our business. We wish to caution readers these statements involve risks and uncertainties that could cause actual results and outcomes for future periods to differ materially from any forward-looking statement or views expressed herein. NAI's financial performance and the forward-looking statements contained herein are further qualified by other risks, including those set forth from time to time in the documents filed by us with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K.

SOURCE - Natural Alternatives International, Inc.

CONTACT – Michael Fortin, Chief Financial Officer, Natural Alternatives International, Inc., at 760-736-7700 or investor@nai-online.com.

Web site: http://www.nai-online.com

NATURAL ALTERNATIVES INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	(Unaudited)
	Three Months Ended				Year Ended
	June 30,				June 30,
	2022		2021		2022		2021
NET SALES	$52,526	100.0%	$44,391	100.0%	$170,966	100.0%	$178,520	100.0%
Cost of goods sold	44,237	84.2%	36,464	82.1%	140,457	82.2%	148,078	82.9%
Gross profit	8,289	15.8%	7,927	17.9%	30,509	17.8%	30,442	17.1%

Selling, general & administrative expenses	4,513	8.6%	4,432	10.0%	16,830	9.8%	16,770	9.4%

INCOME FROM OPERATIONS	3,776	7.2%	3,495	7.9%	13,679	8.0%	13,672	7.7%

Other income (loss), net	103	0.2%	(94)	-0.2%	(20)	0.0%	(1,547)	-0.9%
INCOME BEFORE TAXES	3,879	7.4%	3,401	7.7%	13,659	8.0%	12,125	6.8%

Income tax expense	774		439		2,947		1,357

NET INCOME	$3,105		$2,962		$10,712		$10,768

NET INCOME PER COMMON SHARE:
Basic:	$0.52		$0.47		$1.75		$1.71

Diluted:	$0.52		$0.47		$1.74		$1.69

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	5,966		6,274		6,117		6,291
Diluted	5,971		6,315		6,155		6,379

NATURAL ALTERNATIVES INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	June 30,
	2022	2021

ASSETS
Cash and cash equivalents	$21,833	$32,133
Accounts receivable, net	17,422	17,946
Inventories, net	32,475	27,006
Other current assets	5,016	3,263
Total current assets	76,746	80,348
Property and equipment, net	44,573	22,271
Operating lease right-of-use assets	21,701	15,877
Other noncurrent assets, net	2,983	1,785
Total Assets	$146,003	$120,281

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	25,641	23,717
Mortgage note payable	9,795	-
Long-term liability - operating leases	22,047	16,481
Total Liabilities	57,483	40,198
Stockholders’ Equity	88,520	80,083
Total Liabilities and Stockholders’ Equity	$146,003	$120,281